PRUDENTIAL

                                   PAUL A. HALEY, FSA, MAAA, CLU, ChFC
                                   Vice President & Asst. Actuary

                                   PRUDENTIAL INVESTMENTS
                                   Gateway Center Three, 100 Mulberry Street
                                   Newark, NJ  07102-3777
                                   Tel 201 367-7634 Fax 201 367-8068

                                   EXHIBIT 6

                                   March 27, 1997



Pruco Life Insurance Company
213 Washington Street
Newark, NJ  07102-2992

To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of flexible premium variable life insurance contracts ("Contracts") under the Securities Act of 1933. The prospectus included in the Post-Effective Amendment No. 21 to Registration Statement No. 2-99260 on Form S-6 describes the Contract. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

     (1) The illustrations of face amounts of insurance included in the section entitled "Some typical face amounts" ("Amount of Life Insurance"), based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract.

     (2) The illustrations of death benefits included in the section entitled "Increase in death benefit due to favorable investment experience" ("Amount of Life Insurance"), based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract.

     (3) The illustrations of cash surrender values and death benefits included in the section entitled "Illustrations", based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not be designed so as to make the relationship between the premium and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 35 or female age 55, than to prospective purchasers of Contracts on insureds of other ages.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,



/s/   PAUL HALEY
-----------------------------------
Paul A. Haley, FSA, MAAA, CLU, ChFC
Vice President & Assistant Actuary
The Prudential Insurance Company of America


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